Gates Industrial Reports First-Quarter 2019 Results
Denver, CO, May 7, 2019
First-Quarter 2019 Highlights

▪	Net sales of $804.9 million compared to the prior-year period of $852.0 million.

▪	Net income attributable to shareholders of $613.7 million, or $2.08 per diluted share, compared to prior-year period of $24.2 million, or $0.09 per diluted share.

▪	Adjusted Net Income of $82.4 million, or $0.28 per diluted share.

▪	First-quarter Adjusted EBITDA of $165.5 million and Adjusted EBITDA margin of 20.6%.
Gates Industrial Corporation plc (NYSE:GTES), a leading global provider of application-specific fluid power and power transmission solutions, today reported results for the first quarter ended March 30, 2019.
Ivo Jurek, Gates Industrial’s Chief Executive Officer, commented, “The first quarter started weaker than we anticipated as we faced the continuation of challenging market conditions in Europe and China. In addition, despite reasonably stable end user demand for our products, we were impacted by destocking in our replacement channels in Europe and, most notably, North America. The slower conditions impacted our core growth and margins. Operationally, we took actions in the quarter to align our production and inventory levels with the current environment.”
Jurek continued, “While we navigate through this more difficult environment, we are moderating our full-year expectations. We expect destocking to persist through the first half of the year and some of the regional market weakness, particularly in Europe, to continue later into the year. We anticipate a return to more typical performance in the second half of the year. We are focused on stepping up productivity actions and have initiated our previously announced footprint optimization initiatives. Despite the near-term challenges, we remain confident in our ability to deliver on our long-term objectives of developing innovative new products, driving organic revenue growth, expanding our profitability and generating significant free cash flow.”
First-Quarter Financial Results
First-quarter net sales of $804.9 million were lower compared to the prior-year quarter net sales of $852.0 million, driven primarily by automotive first-fit weakness in China and Europe. The Company also experienced destocking in the replacement channel business, primarily in North America and, to a lesser degree, Europe. Regionally, South America and East Asia & India contributed single-digit growth. Recent acquisitions added 0.7% to net sales during the period, which were offset by a 4.1% negative impact from foreign currency.
Net income attributable to shareholders in the first quarter was $613.7 million, or $2.08 per diluted share, compared to $24.2 million, or $0.09 per diluted share, in the prior-year period. The significant increase was a result of a one-time, non-cash net tax benefit related primarily to the release of certain valuation allowances. Adjusted Net Income, which excludes this one-time net tax benefit as well as amortization of certain intangibles, transaction-related expenses and foreign currency financing gains and losses, was $82.4 million, or $0.28 per diluted share, compared to $71.6 million, or $0.25 per diluted share, in the prior-year period. The diluted weighted average number of shares outstanding in the first quarter of 2019 was 294,661,913, compared to 284,304,449 in the first quarter of 2018.

First-quarter Adjusted EBITDA was $165.5 million, or 20.6% of net sales, compared to $183.9 million, or 21.6% of net sales in the prior-year quarter. The Company maintained a positive price/cost position in the quarter, which was offset by the negative impact of foreign-currency translation and lower volumes.
Power Transmission Segment Results

	Three months ended
(USD in millions)	March 30, 2019	March 31, 2018	% Change	% Core Change
Net sales	$499.5	$546.0	(8.5%)	(3.7)%
Adjusted EBITDA	$109.9	$125.3	(12.3%)
Adjusted EBITDA margin	22.0%	22.9%	(90 bps)
Depreciation & amortization (1)	$16.4	$15.5	+5.8%
Amort. of intangibles from acq. of Gates	$18.4	$19.6	(6.1%)

(1)	Excludes the amortization of intangible assets arising from the 2014 acquisition of Gates.
Power Transmission net sales decreased to $499.5 million in the first quarter, reflecting core revenue decline of 3.7% and a foreign currency headwind of 4.8%. Core revenue growth in industrial end markets was offset by a decline in the Company’s automotive business, primarily a result of regional market slowdowns in China and Europe, as well as destocking in the replacement channel.
Adjusted EBITDA declined 12.3% over the prior-year quarter, and Adjusted EBITDA margin dropped by 90 basis points, primarily driven by lower volumes and unfavorable movements in average currency exchange rates.
Fluid Power Segment Results

	Three months ended
(USD in millions)	March 30, 2019	March 31, 2018	% Change	% Core Change
Net sales	$305.4	$306.0	(0.2%)	+0.8%
Adjusted EBITDA	$55.6	$58.6	(5.1%)
Adjusted EBITDA margin	18.2%	19.2%	(100 bps)
Adjusted EBITDA margin, excluding acquisitions	18.0%	19.2%	(120 bps)
Depreciation & amortization (1)	$10.0	$8.9	+12.4%
Amort. of intangibles from acq. of Gates	$11.3	$11.0	+2.7%

(1)	Excludes the amortization of intangible assets arising from the 2014 acquisition of Gates.
Fluid Power net sales were $305.4 million in the first quarter, compared to $306.0 million in the first quarter of 2018. Sales in the first quarter of 2019 reflect incremental core revenue growth of 0.8% and a 1.8% contribution from recent acquisitions, offset by unfavorable foreign currency effects of 2.8%. The core revenue growth was driven by regional double-digit growth in South America and China, as well as strong growth in the General Industrial and Oil & Gas end markets, offset by a decline in the Agriculture end market and the impact of destocking.
Excluding acquisitions, Adjusted EBITDA margin decreased 120 basis points over the prior-year quarter, driven largely by costs associated with ramping up the Company’s new manufacturing facilities and increased investment in commercial capabilities.

Liquidity and Capital Resources
During the first quarter of 2019, the Company used $47.7 million of cash from operations. First-quarter capital expenditures decreased by $37.6 million to $22.9 million, driven primarily by the increased level of expenditures in the prior-year period related to our investment in new manufacturing capacity in the Fluid Power segment.
As of March 30, 2019, the Company had total cash of $333.6 million and total outstanding debt of $3.0 billion, representing a net leverage ratio of 3.6 times last twelve months (“LTM”) Adjusted EBITDA.
2019 Outlook
The Company is updating its full-year 2019 outlook for core revenue growth, Adjusted EBITDA and capital expenditures. Core revenue growth is now expected to be in the range of 0% to 2%. Adjusted EBITDA is expected to be in the range of $740 million to $760 million and the Company expects total capital expenditures of approximately $140 million. Free cash flow conversion is expected to be greater than 80% of Adjusted Net Income, with net leverage at approximately 3.0 times Adjusted EBITDA at year end, absent M&A activity.
Conference Call and Webcast
Gates Industrial Corporation plc will host a conference call today at 5:00 pm ET to discuss the Company's financial results. The conference call can be accessed by dialing (866) 393-4306 (domestic) or +1 (734) 385-2616 (international) and requesting the Gates Industrial Corporation First Quarter 2019 Earnings Conference Call. A webcast of the conference call and accompanying presentation materials can be accessed through Gates Industrial's website at investors.gates.com. An audio replay of the conference call can be accessed by dialing (855) 859-2056 (domestic) or +1 (404) 537-3406 (international), and providing the passcode 6838479, or by accessing Gates Industrial's website at investors.gates.com.
About Gates Industrial Corporation plc
Gates is a global manufacturer of innovative, highly engineered power transmission and fluid power solutions. Gates offers a broad portfolio of products to diverse replacement channel customers, and to original equipment (“first-fit”) manufacturers as specified components. Gates participates in many sectors of the industrial and consumer markets. Our products play essential roles in a diverse range of applications across a wide variety of end markets ranging from harsh and hazardous industries such as agriculture, construction, manufacturing and energy, to everyday consumer applications such as printers, power washers, automatic doors and vacuum cleaners and virtually every form of transportation. Our products are sold in more than 120 countries across our four commercial regions: the Americas; Europe, Middle East & Africa; Greater China; and East Asia & India.

Forward-looking Statements
This press release contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements include all statements that are not historical facts. In some cases you can identify these forward-looking statements by the use of words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “could,” “seeks,” “predicts,” “intends,” “trends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words. Such forward-looking statements are subject to various risks and uncertainties. Statements relating to our estimated and projected earnings, margins, costs, expenditures, cash flows, growth rates and financial results are forward-looking statements. These forward-looking statements are subject to risk, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. Important factors could affect our results and could cause results to differ materially from those expressed in our forward-looking statements, including but not limited to the factors described in the section entitled “Item 1A. Risk Factors” of the Company's Annual Report on Form 10-K for the fiscal year ended December 29, 2018, as filed with the Securities and Exchange Commission (the “SEC”) and the following: conditions in the global and regional economy and the major end markets we serve; economic, political and other risks associated with international operations; availability of raw materials at favorable prices and in sufficient quantities; changes in our relationships with, or the financial condition, performance, purchasing power or inventory levels of, key channel partners; competition in all areas of our business; pricing pressures from our customers; continued operation of our manufacturing facilities; our ability to forecast demand or meet significant increases in demand; exchange rate fluctuations; market acceptance of new product introductions and product innovations; our cost reduction actions; litigation, legal or regulatory proceedings brought against us; enforcement of our intellectual property rights; recalls, product liability claims or product warranties claims; anti-corruption laws and other laws governing our international operations; existing or new laws and regulations that may prohibit, restrict or burden the sale of aftermarket products; our decentralized information technology systems and any interruptions to our computer and IT systems; environmental, health and safety laws and regulations; insurance coverage of future losses we may incur; lives of products used in our end markets as well as the development of replacement markets; our ability to successfully integrate acquired businesses or assets; our reliance on senior management or key personnel; our ability to maintain and enhance our brand; work stoppages and other labor matters; our investments in joint ventures; liabilities with respect to businesses that we have divested in the past; terrorist acts, conflicts and wars; losses to our facilities, supply chains, distribution systems or information technology systems due to catastrophe or other events; additional cash contributions we may be required to make to our defined benefit pension plans; the loss or financial instability of any significant customer or customers; changes in legislative, regulatory and legal developments involving taxes and other matters; our substantial leverage; and the significant influence of our majority shareholder, The Blackstone Group L.P., over us, as such factors may be updated from time to time in our periodic filings with the SEC. Investors are urged to consider carefully the disclosure in our filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this press release and in our periodic filings with the SEC. Gates undertakes no obligation to update or supplement any forward-looking statements as a result of new information, future events or otherwise, except as required by law.

Gates Industrial Corporation plc
Consolidated Statements of Operations
(Unaudited)

	Three months ended
(USD in millions, except per share amounts)	March 30, 2019	March 31, 2018
Net sales	$804.9	$852.0
Cost of sales	497.6	516.1
Gross profit	307.3	335.9
Selling, general and administrative expenses	200.5	208.6
Transaction-related expenses	0.4	4.7
Impairment of intangibles and other assets	—	0.3
Restructuring expenses (income)	3.3	(0.3)
Other operating expenses	2.9	4.3
Operating income from continuing operations	100.2	118.3
Interest expense	38.1	59.8
Other (income) expenses	(3.3)	17.4
Income from continuing operations before taxes	65.4	41.1
Income tax (benefit) expense	(539.7)	11.7
Net income from continuing operations	605.1	29.4
Loss on disposal of discontinued operations, net of tax, respectively, of $0 and $0	0.3	0.1
Net income	604.8	29.3
Less: non-controlling interests	(8.9)	5.1
Net income attributable to shareholders	$613.7	$24.2

Earnings per share
Basic
Earnings per share from continuing operations	$2.12	$0.09
Earnings per share from discontinued operations	—	—
Earnings per share	$2.12	$0.09

Diluted
Earnings per share from continuing operations	$2.08	$0.09
Earnings per share from discontinued operations	—	—
Earnings per share	$2.08	$0.09

Gates Industrial Corporation plc
Consolidated Balance Sheets
(Unaudited)

(USD in millions, except share numbers and per share amounts)	As of March 30, 2019	As of December 29, 2018
Assets
Current assets
Cash and cash equivalents	$333.6	$423.4
Trade accounts receivable, net	790.5	742.3
Inventories	559.7	537.6
Taxes receivable	26.8	7.2
Prepaid expenses and other assets	125.4	104.1
Total current assets	1,836.0	1,814.6
Non-current assets
Property, plant and equipment, net	757.2	756.3
Goodwill	2,055.0	2,045.9
Pension surplus	54.4	52.6
Intangible assets, net	1,963.0	1,990.6
Right-of-use assets	120.9	—
Taxes receivable	27.9	27.9
Deferred income taxes	594.5	5.1
Other non-current assets	28.9	29.6
Total assets	$7,437.8	$6,722.6
Liabilities and equity
Current liabilities
Debt, current portion	$34.2	$51.6
Trade accounts payable	399.8	424.0
Taxes payable	19.8	19.2
Accrued expenses and other current liabilities	187.9	184.2
Total current liabilities	641.7	679.0
Non-current liabilities
Debt, less current portion	2,928.9	2,953.4
Post-retirement benefit obligations	154.4	155.9
Lease liabilities	108.5	—
Taxes payable	152.7	81.9
Deferred income taxes	409.5	439.5
Other non-current liabilities	80.0	79.2
Total liabilities	4,475.7	4,388.9
Shareholders’ equity
—Shares, par value of $0.01 each - authorized shares: 3,000,000,000; outstanding shares: 290,043,420 (December 29, 2018: authorized shares: 3,000,000,000; outstanding shares: 289,847,574)	2.9	2.9
—Additional paid-in capital	2,420.6	2,416.9
—Accumulated other comprehensive loss	(840.0)	(854.3)
—Retained earnings	995.6	381.9
Total shareholders’ equity	2,579.1	1,947.4
Non-controlling interests	383.0	386.3
Total equity	2,962.1	2,333.7
Total liabilities and equity	$7,437.8	$6,722.6

Gates Industrial Corporation plc
Consolidated Statements of Cash Flows
(Unaudited)

	Three months ended
(USD in millions)	March 30, 2019	March 31, 2018
Cash flows from operating activities
Net income	$604.8	$29.3
Adjustments to reconcile net income to net cash used in operations:
Depreciation and amortization	56.1	55.0
Non-cash currency transaction (gain) loss on net debt and hedging instruments	(13.6)	4.7
Premium paid on redemption of long-term debt	—	27.0
Other net non-cash financing costs	13.1	6.4
Share-based compensation expense	2.6	1.6
Decrease in post-employment benefit obligations, net	(2.4)	(1.2)
Deferred income taxes	(624.4)	(11.1)
Other operating activities	2.4	0.8
Changes in operating assets and liabilities, net of effects of acquisitions:
—Increase in accounts receivable	(46.1)	(78.8)
—Increase in inventories	(21.3)	(29.0)
—(Decrease) increase in accounts payable	(25.8)	23.3
—Increase in prepaid expenses and other assets	(12.4)	(1.3)
—Increase (decrease) in taxes payable	51.7	(2.4)
—Decrease in other liabilities	(32.4)	(50.8)
Net cash used in operations	(47.7)	(26.5)
Cash flows from investing activities
Purchases of property, plant and equipment	(21.3)	(55.9)
Purchases of intangible assets	(1.6)	(4.6)
Net cash paid under corporate-owned life insurance policies	(8.8)	(8.0)
Other investing activities	—	(0.9)
Net cash used in investing activities	(31.7)	(69.4)
Cash flows from financing activities
Issue of shares, net of underwriting costs	1.2	799.1
Other offering costs	—	(3.2)
Payments of long-term debt	(12.7)	(920.1)
Premium paid on redemption of long-term debt	—	(27.0)
Dividends paid to non-controlling interests	(1.8)	—
Other financing activities	0.2	6.2
Net cash used in financing activities	(13.1)	(145.0)
Effect of exchange rate changes on cash and cash equivalents and restricted cash	2.8	5.1
Net decrease in cash and cash equivalents and restricted cash	(89.7)	(235.8)
Cash and cash equivalents and restricted cash at the beginning of the period	424.6	566.0
Cash and cash equivalents and restricted cash at the end of the period	$334.9	$330.2
Supplemental schedule of cash flow information
Interest paid, net of amount capitalized	$51.4	$73.4
Income taxes paid, net	$33.0	$25.5
Accrued capital expenditures	$0.4	$2.6
Accrued deferred offering costs	$—	$5.1

Non-GAAP Financial Statements
This press release includes certain non-GAAP financial measures, which management believes are useful to investors, securities analysts and other interested parties. Management uses Adjusted EBITDA as its key profitability measure. This is a non-GAAP measure that represents EBITDA before certain items that impact comparison of the performance of our business either period-over-period or with other businesses. We use Adjusted EBITDA as our measure of segment profitability to assess the performance of our businesses, and it is used for total Gates as well because we believe it is important to consider our profitability on a basis that is consistent with that of our operating segments.
Management uses Adjusted Net Income as an additional measure of profitability. Adjusted Net Income is a non-GAAP measure that represents net income attributable to shareholders before certain items that impact comparison of the performance of our business, either period-over-period or with other businesses.
Core revenue growth is a non-GAAP measure that represents net sales for the period excluding the impacts of movements in foreign currency rates and the first-year impacts of acquisitions and disposals. We present core revenue growth because it allows for a meaningful comparison of year-over-year performance without the volatility caused by foreign currency gains or losses, or the incomparability that would be caused by the impact of an acquisition or disposal.
Management uses Free Cash Flow to measure cash generation and liquidity. Free Cash Flow is a non-GAAP measure that represents cash provided by (used in) operations less capital expenditures. Free Cash Flow Conversion is a measure of Free Cash Flow for the preceding twelve months expressed as a percentage of Adjusted Net Income for the same period. We use this metric as a measure of the success of our business in converting Adjusted Net Income into cash.
These non-GAAP financial measures should be considered only as supplemental to, and not as superior to, financial measures prepared in accordance with GAAP. Please see below for a reconciliation of non-GAAP financial measures to the most directly comparable financial measures prepared in accordance with GAAP. Because GAAP financial measures on a forward-looking basis are not accessible, and reconciling information is not available without unreasonable effort, we have not provided reconciliations for forward-looking non-GAAP measures. For the same reasons, we are unable to address the probable significance of the unavailable information, which could be material to future results.

Gates Industrial Corporation plc
Reconciliation of Net Income from Continuing Operations to Adjusted EBITDA
(Unaudited)

	Three months ended
(USD in millions)	March 30, 2019	March 31, 2018
Net income from continuing operations	$605.1	$29.4
Adjusted for:
Income tax (benefit) expense	(539.7)	11.7
Net interest and other expenses	34.8	77.2
Depreciation and amortization	56.1	55.0
Transaction-related expenses (1)	0.4	4.7
Impairment of intangibles and other assets	—	0.3
Restructuring expenses (income) (2)	3.3	(0.3)
Share-based compensation	2.6	1.6
Sponsor fees (included in other operating expenses) (3)	1.8	1.9
Other operating expenses	1.1	2.4
Adjusted EBITDA	$165.5	$183.9

(1)
Transaction-related expenses relate primarily to advisory fees recognized in respect of our initial public offering, the acquisition of businesses and costs related to other corporate transactions such as debt refinancings.

(2)
Restructuring expenses (income) represents costs in relation to specifically defined restructuring projects and includes costs related to decisions to close lines of business, facility closures and relocations, strategic organizational rationalizations and related non-recurring employee severance.

(3)	Sponsor fees relate to fees paid to our private equity sponsor for monitoring, advisory and consulting services.

Gates Industrial Corporation plc
Reconciliation of Net Income Attributable to Shareholders to Adjusted Net Income
(Unaudited)

	Three months ended
(USD in millions, except share numbers and per share amounts)	March 30, 2019	March 31, 2018
Net income attributable to shareholders	$613.7	$24.2
Adjusted for:
Loss on disposal of discontinued operations	0.3	0.1
Amortization of intangible assets arising from the 2014 acquisition of Gates	29.7	30.6
Transaction-related expenses (1)	0.4	4.7
Impairment of intangibles and other assets	—	0.3
Restructuring expenses (income) (2)	3.3	(0.3)
Share-based compensation	2.6	1.6
Sponsor fees (included in other operating expenses) (3)	1.8	1.9
Adjustments relating to post-retirement benefits	(1.3)	1.0
Premium on redemption of long-term debt	—	27.0
Financing-related FX gains (4)	(0.9)	(9.4)
One-time net tax benefit (5)	(541.3)	—
One-time non-controlling interest adjustment	(15.0)	—
Other adjustments	(0.9)	(0.4)
Estimated tax effect of the above adjustments	(10.0)	(9.7)
Adjusted Net Income	$82.4	$71.6

Diluted weighted average number of shares outstanding	294,661,913	284,304,449
Adjusted Net Income per diluted share	$0.28	$0.25

(1)
Transaction-related expenses relate primarily to advisory fees recognized in respect of our initial public offering, the acquisition of businesses and costs related to other corporate transactions such as debt refinancings.

(2)
Restructuring expenses (income) represents costs in relation to specifically defined restructuring projects and includes costs related to decisions to close lines of business, facility closures and relocations, strategic organizational rationalizations and related non-recurring employee severance.

(3)	Sponsor fees relate to fees paid to our private equity sponsor for monitoring, advisory and consulting services.
(4)
Financing-related FX gains relate primarily to net foreign currency remeasurement gains on the unhedged portion of Gates' Euro-denominated debt, and, in the three months ended March 31, 2018, a gain of $5.8 million on a currency derivative entered into as part of the redemption of our Euro Senior Notes.

(5)
During the three months ended March 30, 2019, we recognized a one-time, non-cash tax benefit related to the release of valuation allowances on net operating loss carryforwards in Europe. This benefit was offset partially by certain indirectly related unrecognized tax benefits.

Gates Industrial Corporation plc
Reconciliation of Net Sales to Core Revenue Growth
(Unaudited)

(USD in millions)	Power Transmission	Fluid Power	Total
Net sales(1) for the three months ended March 30, 2019	$499.5	$305.4	$804.9
Impact on net sales of movements in currency rates	26.1	8.5	34.6
Impact on net sales of acquisitions	—	(5.6)	(5.6)
Core revenue for the three months ended March 30, 2019	$525.6	$308.3	$833.9

Net sales for the three months ended March 31, 2018	546.0	306.0	852.0
(Decrease) increase in net sales on a core basis (core revenue)	$(20.4)	$2.3	$(18.1)

Core revenue growth (%)	(3.7%)	0.8%	(2.1%)

(1)	Throughout this document the terms "net sales" and "revenue" are used interchangeably in reference to the GAAP measure "net sales."

Gates Industrial Corporation plc
Reconciliation of Free Cash Flow and Free Cash Flow Conversion
(Unaudited)

	Three months ended		Twelve months ended
(USD in millions)	March 30, 2019	March 31, 2018	March 30, 2019	March 31, 2018
Cash provided by operations	$(47.7)	$(26.5)	$292.3	$305.9
Capital expenditures (1)	(22.9)	(60.5)	(145.1)	(157.7)
Free Cash Flow	$(70.6)	$(87.0)	$147.2	$148.2

(1)	Capital expenditures represent purchases of property, plant and equipment and purchases of intangible assets.

	Twelve months ended
(USD in millions)	March 30, 2019	March 31, 2018
Free Cash Flow	$147.2	$148.2
Adjusted Net Income	390.0	234.4
Free Cash Flow Conversion	37.7%	63.2%

Source: Gates Industrial Corporation plc

Contact
Bill Waelke
(303) 744-4887
investorrelations@gates.com